                                                                  EXHIBIT (d)(6)

               MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.

  SUPPLEMENT TO MILLER ANDERSON & SHERRERD, LLP INVESTMENT ADVISORY AGREEMENT

                          Targeted Duration Portfolio


          SUPPLEMENT (the "Supplement") TO INVESTMENT ADVISORY AGREEMENT dated as of May 31, 1997 by and between Morgan Stanley Universal Funds, Inc. (now known as Morgan Stanley Dean Witter Universal Funds, Inc.) (the "Fund") and Miller Anderson & Sherrerd, LLP (the "Adviser") (the "Agreement").

                                   RECITALS

          WHEREAS, the Fund has executed and delivered the Agreement which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund set forth on Schedule A to such Agreement, as amended and supplemented from time to time.

          WHEREAS, the Fund has created an additional portfolio, the Targeted Duration Portfolio (the "Additional Portfolio").

                                  AGREEMENTS

          Now, therefore, the parties agree as follows:

          As provided in Section 1 of the Agreement, the Fund hereby appoints the Adviser to act as investment adviser to the Additional Portfolio.

          The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Additional Portfolio will be as set forth below:

                                                        ASSETS
                                                        ------
PORTFOLIO         FIRST $500 MILLION   FROM $500 MILLION TO $1 BILLION   MORE THAN $1 BILLION
Targeted Duration          0.40%                0.35%                               0.30%

          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          The parties listed below have executed this Supplement as of the 24 day of September, 1999

MILLER ANDERSON               MORGAN STANLEY DEAN WITTER UNIVERSAL
& SHERRERD, LLP               FUNDS, INC.

/s/ Lorraine Truten           /s/ Michael F. Klein
----------------------        -----------------------------------
Name:  Lorraine Truten        Name:  Michael F. Klein
Title: Principal              Title: President